Exhibit 10.38

MAN GROUP PLC

AND

MF GLOBAL LTD.

DEED RELATING TO THE

RECAPITALISATION OF MF GLOBAL LTD.

This Deed is made on 9th July 2007

BETWEEN:

1.1	MAN GROUP PLC, a company incorporated under the laws of England, whose registered office is at Sugar Quay, Lower Thames Street, London, EC3R 6DU (Registered in England No. 2921462) (“MGP”); and

1.2	MF GLOBAL LTD., a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (Registered in Bermuda No. 39998) (“MF Global”).

WHEREAS:

(A)	Pursuant to a master separation agreement (the “Master Separation Agreement”) dated 31 May 2007 between MGP and MF Global, the parties agreed to the Separation in relation to the IPO of MF Global (as each term is defined in the Master Separation Agreement).

(B)	MGP has agreed to pay or procure the payment, prior to the IPO, of a capital contribution to MF Global. Further, MGP and MF Global have each agreed to repay or procure the repayment, on the same day as the capital contribution, of all the outstanding Banking Monies owed by MGP (or any of its Controlled Affiliates) to the MF Global Group, or by the MF Global Group to MGP (or any of its Controlled Affiliates), as applicable. Subject to appropriate regulatory approval (where so required), MGP has, in consideration for an appropriate cash payment, also agreed to assign or novate, or procure the assignment or novation of, its rights under the Subordinated Debt Monies to the MF Global Group on the same day as the capital contribution. The parties have accordingly agreed to undertake and perform the various obligations set out in this Deed.

1.	INTERPRETATION

1.3	In this Deed, the following capitalised terms shall have the following meanings, unless otherwise indicated:

“Act” means the Companies Act 1985;

“Adjusted Recapitalisation Amount” means the Recapitalisation Amount based on the True-Up Accounts;

“Affiliate” means, in relation to a party, any company, partnership or other entity which from time to time Controls, is Controlled by or is under common Control with that party. For the purposes of this Deed, (a) MF Global and its Controlled Affiliates shall not be deemed to be Affiliates of MGP and (b) MGP and its Controlled Affiliates shall not be deemed to be Affiliates of MF Global;

“Banking Monies” means (a) payable or receivable monies, excluding any amounts treated as Subordinated Debt Monies, due between any entity within the MF Global Group (on the one hand) and Man Group Finance Limited (on the other) or (b) payable or receivable monies, excluding any amounts treated as Subordinated Debt Monies, due between MGP or any of its Controlled Affiliates (on the one hand) and Man Group Finance Inc (on the other);

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales or New York;

“Contract Manager” has the meaning given to it in Clause 4 (Contract Management);

“Control” means the beneficial ownership of more than 50 per cent of the issued share capital, or the legal power to direct or cause the direction of the general management, of the company, partnership or other person in question, and “Controlled” shall be construed accordingly;

“Deed” means the terms of this Deed, including the Schedules hereto;

“Dispute” has the meaning given to it in the Master Separation Agreement;

“Estimated MF Global Banking Monies” means those estimated Banking Monies owed by MGP (or any of its Controlled Affiliates) as at 9 July 2007, as set out in the First MF Global Banking Monies Schedule;

“Estimated MGP Banking Monies” means those estimated Banking Monies owed by any entity within the MF Global Group as at 9 July 2007, as set out in the First MGP Banking Monies Schedule;

“Estimated Subordinated Debt Monies” means the estimated amount equal to the principal and accrued unpaid interest on the Subordinated Debt Monies owed to MGP or any of its Controlled Affiliates as at 9 July 2007, as set out in the First Subordinated Debt Monies Schedule;

“Expert” has the meaning given to it in Paragraph 8 of Schedule 2;

“Final MF Global Banking Monies” means the Estimated MF Global Banking Monies as at the IPO Closing, as set out in the Second MF Global Banking Monies Schedule;

“Final MGP Banking Monies” means the Estimated MGP Banking Monies as at the IPO Closing, as set out in the Second MGP Banking Monies Schedule;

“Final Subordinated Debt Monies” means the Estimated Subordinated Debt Monies as at the IPO Closing, as set out in the Second Subordinated Debt Monies Schedule;

“First MF Global Accounts” means the audited combined financial statements of the MF Global Group for the year ended 31 March 2007 (as set out in the Registration Statement);

“First MF Global Banking Monies Schedule” means the schedule setting out the Estimated MF Global Banking Monies, prepared and submitted in accordance with Paragraph 1 of Schedule 1;

“First MGP Global Banking Monies Schedule” means the schedule setting out the Estimated MGP Banking Monies, prepared and submitted in accordance with Paragraph 1 of Schedule 1;

“First Subordinated Debt Monies Schedule” means the schedule setting out the Estimated Subordinated Debt Monies, prepared and submitted in accordance with Paragraph 1 of Schedule 1;

“IPO” has the meaning given to it in the Master Separation Agreement;

“IPO Closing” has the meaning given to it in the Master Separation Agreement;

“Master Separation Agreement” has the meaning given to it in the recitals;

“MF Global Banking Monies True-Up Amount” has the meaning given to it in Clause 3.7;

“MF Global Companies” means those entities listed in Schedule 3;

“MF Global Group” means MF Global together with the MF Global Companies;

“MF Global Group Management Accounts” means the management accounts of the brokerage division within MGP and its Controlled Affiliates presented in a format consistent with the management accounts of such brokerage division of MGP that are, as at the date of this Deed, submitted to MGP’s finance department;

“MF Global New Group Management Accounts” means the monthly management accounts for the MF Global Group as adopted by the board of directors of MF Global for the purposes of this Deed;

“MGP Banking Monies True-Up Amount” has the meaning given to it in Clause 3.7;

“Recapitalisation Accounts” means the First MF Global Accounts as adjusted in accordance with Schedule 1;

“Recapitalisation Amount” means any amount by which MF Global’s consolidated shareholders’ equity (as such term is understood pursuant to United States Generally Accepted Accounting Principles) as shown in the Recapitalisation Accounts is less than US$1,200,000,000;

“Recapitalisation Date” means 10 July 2007;

“Recapitalisation Statement” has the meaning given to it in Paragraph 1 of Part A of Schedule 1;

“Registration Statement” means the Form F-1 Registration Statement filed with the US Securities and Exchange Commission on 21 June 2007;

“Reorganisation” means the reorganisation of the corporate structure of MGP and its Controlled Affiliates through which all the subsidiaries and assets that comprise the brokerage division of MGP were separated from asset management division of MGP;

“Second MF Global Accounts” means the accounts contained in the Q1 press release of the MF Global Group for the three months ended 30 June 2007;

“Second MF Global Banking Monies Schedule” means the schedule setting out the Final MF Global Banking Monies, prepared and submitted in accordance with Schedule 2;

“Second MGP Banking Monies Schedule” means the schedule setting out the Final MGP Banking Monies, prepared and submitted in accordance with Schedule 2;

“Second Subordinated Debt Monies Schedule” means the schedule setting out the Final Subordinated Debt Monies, prepared and submitted in accordance with Schedule 2;

“Separation” has the meaning given to it in the Master Separation Agreement;

“Subordinated Debt Monies” means those monies due in respect of subordinated debt due from any entity within the MF Global Group to MGP or any of its Controlled Affiliates at the Recapitalisation Date;

“Subordinated Debt Monies True-Up Amount” has the meaning given to it in Clause 3.7;

“Subscription Price” means the price in US$ equal to the Recapitalisation Amount divided by 17,379,493;

“True-Up Accounts” means the Second MF Global Accounts as adjusted in accordance with Schedule 2;

“True-Up Amount” has the meaning given to it in Clause 3.7;

“True-Up Date” means, in respect of all or any of the True-Up Amount, MGP Banking Monies True-Up Amount, MF Global Banking Monies True-Up Amount or the Subordinated Debt Monies True-Up Amount, the date which is 5 Business Days following the date on which the relevant matter is agreed or deemed to be agreed pursuant to Paragraph 7 of Part A of Schedule 2 or (as the case may be) the decision of the Expert is both reached and communicated to MGP and MF Global in accordance with Paragraph 8 of Part A of Schedule 2;

“True-Up Statement” has the meaning given to it in Paragraph 1 of Schedule 2; and

“United States Generally Accepted Accounting Principles” means the accounting principles from time to time generally adopted in the United States of America.

1.1	In this Deed words importing the singular include the plural and vice versa and words importing gender include any other gender.

1.2	The headings of Clauses are for ease of reference and shall not affect the construction of this Deed.

1.3	Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision which is in force at the date of this Deed.

1.4	Any reference to a statute or statutory provision shall include such statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Deed.

1.5	The words “include”, “includes” and “including” and any words following them shall be construed without limitation to the generality of any preceding words or concepts and vice versa.

1.6	In the event of an inconsistency between the terms of the Schedules to this Deed and the other terms of this Deed, the terms of the Schedules shall have precedence.

1.7	Terms which are defined in the Master Separation Agreement (but are not otherwise defined herein) shall have the same meaning when used in this Deed.

1.8	A reference to a document being in the “agreed form” is a reference to a document in a form approved and for the purposes of identification only signed or initialled by or on behalf of each party.

2.	TERM

The obligations of either party to make payments under this Deed shall terminate automatically upon the payment in full of the True-Up Amount, the MGP Banking Monies True-Up Amount, the MF Global Banking Monies True-Up Amount and the Subordinated Debt Monies True-Up Amount, whichever is later.

3.	PAYMENTS

3.1	Subject to Paragraph 1 of Part A of Schedule 1, on the Recapitalisation Date:

3.1.1	MGP shall pay, or procure payment, to MF Global of the Recapitalisation Amount; and

3.1.2	MGP and MF Global shall pay, or procure payment, to the other party of an amount (the “Net Monies Amount”) equal to the net of:

(a)	subject to Clause 3.4, the Estimated MGP Banking Monies;

(b)	the Estimated MF Global Banking Monies; and

(c)	subject to Clause 3.5, the Estimated Subordinated Debt Monies.

3.2	The Recapitalisation Amount shall be satisfied by MGP (or such Controlled Affiliate as it shall direct) subscribing for 17,379,493 common shares in the authorised share capital of MF Global at the Subscription Price per common share.

3.3	The Net Monies Amount may be satisfied in cash or such other form as the parties may in writing agree.

3.4	The Estimated MGP Banking Monies in respect of the US$20,200,000 loan from Man Group Finance Limited to Man Financial Japan Limited shall only be payable when Man Group Finance Limited has assigned or (as appropriate) novated to an entity within the MF Global Group all its rights therein.

3.5	The Estimated Subordinated Debt Monies in respect of those Subordinated Debt Monies shall only be payable when MGP or any of its Controlled Affiliates has assigned or (as appropriate) novated to an entity within the MF Global Group all its rights therein. Such rights shall only be assigned or (as appropriate) novated when to do so would be with all FSA (or overseas equivalent) regulatory approval. MF Global (for itself and on behalf of each entity within the MF Global Group) shall use its best endeavours to obtain all applicable regulatory approvals required for the payment of the Estimated Subordinated Debt Monies in full on, or as soon as reasonably practicable after, the Recapitalisation Date.

3.6	The provisions of Schedule 1 shall apply in respect of the preparation of the Recapitalisation Accounts, First MGP Banking Monies Schedule, First MF Global Banking Monies Schedule and First Subordinated Debt Monies Schedule and the determination of the Recapitalisation Amount, Estimated MGP Banking Monies, Estimated MF Global Banking Monies and Estimated Subordinated Debt Monies.

3.7

3.7.1	Clause 3.9 applies if:

(a)	the Adjusted Recapitalisation Amount is different from the Recapitalisation Amount (any such difference being the “True-Up Amount”);

(b)	the Final MGP Banking Monies is different from the Estimated MGP Banking Monies (any such difference being the “MGP Banking Monies True-Up Amount”);

(c)	the Final MF Global Banking Monies is different from the Estimated MF Global Banking Monies (any such difference being the “MF Global Banking Monies True-Up Amount”); or

(d)	the Final Subordinated Debt Monies is different from the Estimated Subordinated Debt Monies (any such difference being the “Subordinated Debt Monies True-Up Amount”).

3.7.2	If Clause 3.9 applies:

(a)	if the True-Up Amount is a positive number, it shall be paid (or payment shall be procured) by MGP, if the True-Up Amount is a negative number, it shall be paid (or payment shall be procured) by MF Global;

(b)	if the MGP Banking Monies True-Up Amount is a positive number, it shall be paid (or payment shall be procured) by MF Global, if the MGP Banking Monies True-Up Amount is a negative number, it shall be paid (or payment shall be procured) by MGP;

(c)	if the MF Global Banking Monies True-Up Amount is a positive number, it shall be paid (or payment shall be procured) by MGP, if the MF Global Banking Monies True-Up Amount is a negative number, it shall be paid (or payment shall be procured) by MF Global; and

(d)	if the Subordinated Debt Monies True-Up Amount is a positive number, it shall be paid (or payment shall be procured) by MF Global, if the Subordinated Debt Monies True-Up Amount is a negative number, it shall be paid (or payment shall be procured) by MGP.

3.8	The provisions of Schedule 2 shall apply in respect of the preparation of the:

3.8.1	True-Up Accounts and the agreement or determination of the True-Up Amount;

3.8.2	Second MGP Banking Monies Schedule and the agreement or determination of the Final MGP Banking Monies;

3.8.3	Second MF Global Banking Monies Schedule and the agreement or determination of the Final MF Global Banking Monies; and

3.8.4	Second Subordinated Debt Monies Schedule and the agreement or determination of the Final Subordinated Debt Monies.

3.9	On the True-Up Date, MF Global or MGP (as the case may be) shall pay, or procure payment of, to the other party (or as it shall reasonably direct) the True Up Amount, the MGP Banking Monies True-Up Amount, MF Global Banking Monies True-Up Amount and the Subordinated Debt Monies True-Up Amount gross, unless MGP, in its sole discretion, shall choose that there shall be paid by MF Global or MGP (as the case may be) the True-Up Amount and an amount equal to the net of the MGP Banking Monies True-Up Amount, MF Global Banking Monies True-Up Amount and the Subordinated Debt Monies True-Up Amount.

3.10	Any payment from, or procured by, MGP or MF Global pursuant to Clause 3.9 in respect of the True-Up Amount shall be satisfied by means of a capital contribution or adjustment involving the payment or receipt of cash, resulting in an adjustment to the extent possible to the share premium account or additional paid in capital (or equivalent, as appropriate), of any entity in the MF Global Group, as appropriate.

3.11	Any payment from, or procured by, MGP or MF Global pursuant to Clause 3.9 in respect of the MGP Banking Monies True-Up Amount, MF Global Banking Monies True-Up Amount and Subordinated Debt Monies True-Up Amount, or an amount equal to the net thereof, as the case may be, may be satisfied in cash or such other form as the parties may in writing agree.

3.12	Payments hereunder shall be made on the Recapitalisation Date or True-Up Date, as applicable, by transfer of funds for same day value to such account as shall have been notified to MGP by MF Global or, as the case may be, to MF Global by MGP, at least three Business Days before the due date.

3.13	Beyond those payments specified in Clauses 3.1 and 3.9, the parties shall not be required to make any further payments pursuant to this Clause 3.

3.14	Those payments specified in Clauses 3.1 and 3.9 shall be made gross and without deduction or withholding of any kind other than any deduction or withholding required by law. If any such deduction or withholding has been or will be required by law, the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the relevant recipient of the payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

4.	CONTRACT MANAGEMENT

4.1	The parties will each appoint the person indicated as its “Primary Recipient” in Clause 8.4 (Notices) as its contract manager (“Contract Manager”) who, as of the date of this Deed, will be responsible for all matters in relation to this Deed on behalf of that party. A Contract Manager may be replaced by the party appointing it. Each party must provide written notice of any change in a Contract Manager to the other party no later than the date of such change.

4.2	The parties will ensure that the Contract Managers will meet at least once a month to discuss any matters relating to this Deed.

4.3	Each party’s Contract Manager will be authorised to make decisions for that party and such decisions will be binding on that party.

5.	FURTHER ASSURANCE

Both of the parties acknowledge and agree with the other that the purpose of the Reorganisation and Separation is to ensure that all of the subsidiaries and other assets comprising the brokerage division of MGP are transferred to and owned (directly or indirectly) by MF Global, and each of the parties confirms to the other that, to the best of its knowledge, such transfer and ownership have occurred. Each of the parties agrees to perform (or use all reasonable endeavours to procure the performance of) all such acts and things and/or to execute and deliver (or use all reasonable endeavours to procure the execution and delivery of) all such documents as may be required by law or as may be necessary or reasonably requested by the other party for the purpose of transferring all the subsidiaries and assets, but no other subsidiaries and assets, that comprise the brokerage division of MGP to the MF Global Group, in the event it is discovered that such transfer has not been fully achieved. Unless otherwise in writing agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 5.

6.	CONSEQUENCES OF TERMINATION

6.1	Obligations on termination

The parties may terminate this Deed for any reason permitted under English law, but any such termination shall be without prejudice to any accrued rights as at that time.

6.2	Survival of terms

This Clause 5, Clause 8 (Disputes and Arbitration), Clause 9.2 (Confidentiality) and Clause 9.12 (Governing Law) and any term of this Deed which is expressed or by its nature intended to survive termination of this Deed, and together with those Clauses the survival of which are necessary for the interpretation of this Deed, shall survive termination of this Deed.

7.	THIRD PARTIES’ RIGHTS

7.1	A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this Clause does not affect any right or remedy of a third party which exists or is available apart from that Act.

7.2	The losses or damages incurred or suffered by an Affiliate of a party that arise in connection with this Deed shall be deemed the losses or damages of that party (so that the direct losses/damages of the Affiliate shall be deemed the direct losses/damages of the relevant party, and the indirect losses of the Affiliate, shall be deemed the indirect losses/damages of the relevant party). All such losses and damages shall be subject to the exclusions and limitations set out in this Deed.

7.3	This Deed is solely for the benefit of the parties hereto and does not confer upon any third party any remedy, claim, reimbursement or cause of action or other right other than any as is provided for herein.

8.	DISPUTES AND ARBITRATION

Without prejudice to the terms of Schedule 2 to this Deed, the parties agree that the terms of the Master Separation Agreement which relate to disputes and arbitration (as set out in the Master Separation Agreement) shall apply to this Deed, and disputes shall be resolved in accordance with those provisions on behalf of the parties to this Deed by the parties to the Master Separation Agreement.

9.	GENERAL

9.1	Assignment and sub-contracting

Neither party may assign or sub-contract any of its rights or obligations under this Deed.

9.2	Confidentiality

9.2.1	The parties agree that the terms of the Master Separation Agreement which relate to Confidential Information (as defined in the Master Separation Agreement) shall apply to this Deed and are deemed to be repeated herein (mutatis mutandis) as if set out in this Deed.

9.2.2	Notwithstanding this Clause 9.2, MGP and MF Global each acknowledge and agree that they are each regulated entities, and as such, if one party breaches any relevant laws and regulations, the other party is not prevented under this Deed or otherwise from reporting such breach to the relevant regulatory authority.

9.2.3	Where permitted by regulation, each party will notify the other party in advance of reporting a breach to a regulatory authority.

9.3	Public Announcement

9.3.1	Each party agrees to not make any public announcement, disclosure or communication regarding this Deed unless it has first obtained the other party’s written consent. The other party must not unreasonably withhold consent or delay such consent.

9.3.2	If a party is required to make any public announcement, disclosure or other communication regarding this Deed pursuant to an applicable legal or regulatory requirement, to the extent possible or practicable under the relevant legal or regulatory requirement, that party shall promptly notify the other party of such disclosure and where practicable consult with such party on the proposed disclosure prior to the making of such disclosure.

9.3.3	Neither party shall publicly disclose any information in relation to which confidential treatment has been given or attributed by the SEC, FSA, UKLA or any other applicable regulator or authority. Notwithstanding any other provision of this Deed, each party and its Affiliates that is in possession of Confidential Information of the other party or any of its Affiliates shall take such steps as are necessary to ensure that the possession, use or disclosure of such information by such party or any of its Affiliates shall not result in a violation of any applicable US, UK or other securities laws, including laws regarding the trading of securities while in possession of inside information or material non-public information.

9.3.4	Notwithstanding the foregoing provisions, this Deed may be described in and filed as an exhibit to any of MF Global’s registration statements and prospectuses relating to the IPO or any debt or other securities offering, and, upon advice of counsel, either party may make such disclosures as it determines is necessary or advisable under applicable law.

9.4	Notices

9.4.1	Save where otherwise provided for in this Deed, any notice or other communication required to be given or served under or in connection with this

Deed shall be in writing and shall be sufficiently given or served if delivered or sent to the following relevant address and persons:

(a)	In the case of MGP to:

Address:	Sugar Quay, Lower Thames Street,
London, EC3R 6DU

Fax:	+44 (0) 20 7144 1919
Attention:	Edmund Wood (“Primary Recipient”)

With a copy to: Barry Wakefield (“Secondary Recipient”)
Fax:	+44 (0) 20 7144 1919

(b)	In the case of MF Global to:

Address:	Sugar Quay, Lower Thames Street, London, EC3R 6DU

Fax:	+44 (0) 20 7144 6756
Attention:	Chris Bates (“Primary Recipient”)

With a copy to: Howard Schneider (“Secondary Recipient”)
Address:	717 5th Avenue, New York, NY, 10022 USA
Fax:	+(212) 589 - 6236

9.4.2	Unless there is evidence to indicate otherwise, a notice given under this Clause is deemed given:

(a)	if delivered personally, when left at the relevant address;

(b)	if sent by post, except air mail, 2 business days after posting it;

(c)	if sent by air mail, 6 business days after posting it; or

(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

9.5	Whole Agreement

This Deed, together with the Schedules hereto and the Master Separation Agreement, contains the whole agreement between the parties relating to the subject matter of this Deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Deed.

9.6	Waiver

No delay or forbearance by any party in exercising any right or remedy shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

9.7	Further Assurances

At any time after the date of this Deed each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that party execute such documents and do such acts or things as the other party may reasonably require for the purpose of giving to the other party the full benefit of this Deed.

9.8	Costs

Unless otherwise agreed, each party shall bear its own legal, accountancy and other costs and expenses incurred by it in connection with the preparation and negotiation of this Deed.

9.9	Severance

9.9.1	If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

9.9.2	The parties will use all reasonable endeavours to agree a replacement provision which shall have, as nearly as possible, the same commercial effect as the ineffective provision.

9.10	Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the parties.

9.11	Counterparts

This Deed may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

9.12	Governing Law

This Deed and all matters arising from or connected with it are governed by laws of England and Wales.

SCHEDULE 1

PART A

1.	The Contract Manager appointed by MF Global shall prepare and submit to the Contract Manager appointed by MGP:

1.1	the Recapitalisation Accounts, First MGP Global Banking Monies Schedule, First MF Global Banking Monies Schedule and First Subordinated Debt Monies Schedule; and

1.2	a statement of the Recapitalisation Amount, Estimated MGP Banking Monies, Estimated MF Global Banking Monies and Estimated Subordinated Debt Monies Schedule payable by MGP or MF Global, as the case may be (the “Recapitalisation Statement”).

The Recapitalisation Accounts, First MGP Global Banking Monies Schedule, First MF Global Banking Monies Schedule, First Subordinated Debt Monies Schedule and Recapitalisation Statement shall require the approval of the Contract Manager appointed by MGP before the payments under Clause 3.1 shall be made, such approval not to be unreasonably withheld.

2.	Except as provided in Part B of this Schedule 1, the Recapitalisation Accounts shall be prepared on the same basis as the First MF Global Accounts, as more fully described in Part C of this Schedule 1. In the event of any conflict between Part B and Part C, Part B shall prevail. In preparing the Recapitalisation Accounts, no account is to be taken of any event due to take place after the IPO Closing.

3.	Between the effective date of this Deed and the Recapitalisation Date, the Contract Manager appointed by MF Global shall provide to the Contract Manager appointed by MGP, access to those assets, documents and records within the possession or control of the MF Global Group which the Contract Manager appointed by MGP may reasonably require for the purpose of agreeing the Recapitalisation Accounts, First MGP Global Banking Monies Schedule, First MF Global Banking Monies Schedule, First Subordinated Debt Monies Schedule and Recapitalisation Statement. All Confidential Information provided pursuant to this Paragraph shall be subject to the provisions of Clause 9.2 (Confidentiality).

PART B

The Recapitalisation Accounts shall, in accordance with Paragraph 2 of Part A of this Schedule 1, be prepared using the First MF Global Accounts together with the following adjustments:

1.	add/deduct April 2007 and May 2007 net profit/loss before tax from the MF Global Group Management Accounts;

2.	add/deduct April 2007 and May 2007 net profit/loss before tax for any entities to be included within the MF Global Group not already included with the MF Global Group Management Accounts;

3.	add/deduct June 2007 net profit/loss before tax from the Flash Report for the MF Global Group in the agreed form;

4.	add/deduct estimated net profit/loss before tax from 30 June 2007 to the IPO Closing for the MF Global Group. The basis of the estimated net profit for any incomplete months will be MF Global Group Management Accounts forecast for the MF Global Group companies pro-rated on a day count basis;

5.	for each of items 1, 2, 3 and 4 above, the tax charge to be applied shall be an assumed rate of 35%;

6.	for each of items 1, 2, 3 and 4 above, make any required United States Generally Accepted Accounting Principles adjustments (including assumed 35% tax effect);

7.	for each of items 1, 2, 3 and 4 above, reflect any gains and losses to reserves (for example, revaluations reserves), including assumed 35% tax effect;

8.	adjustments in respect of the transfer of legal entities to MF Global as part of the Separation, including carve out adjustments for those entities in accordance with United States Generally Accepted Accounting Principles;

9.	eliminate any and all indemnified liabilities in relation to the Separation to the extent not matched by a receivable;

10.	release any deferred tax liabilities in relation to the UK exchange seats (or shares in respect thereof) to be transferred to MGP (or any of its Affiliates) by any entity within the MF Global Group;

11.	to the extent not already provided for, full provision to be made for current or deferred tax liabilities on non-UK exchange seats (or shares in respect thereof);

12.	to the extent not included above, adjustments to ensure the net profit/loss after tax from each of April 2007, May 2007, June 2007 and from 30 June 2007 to the IPO Closing for associate entities has been added/deducted;

13.	adjustments for minority interests relating to April 2007, May 2007 and June 2007;

14.	adjustments relating to specific transactions as agreed by the Contract Managers up to and including the IPO Closing, including adjustments detailed in the pro-forma financial information on MF Global contained in the Registration Statement;

15.	adjustments which would result from the calculation of the full amount of the Estimated MGP Banking Monies, Estimated MF Global Banking Monies and Estimated Subordinated Debt Monies;

16.	to the extent not provided for in the balance sheet, deduct any dividends which are declared, but are not paid, to MGP (or any of its Controlled Affiliates) prior to the IPO Closing; and

17.	any other adjustments agreed in writing by the Contract Managers.

PART C

The Recapitalisation Accounts shall, in accordance with Paragraph 2 of Part A of this Schedule 1, be prepared on the following basis:

1.	the Recapitalisation Accounts shall be prepared in accordance with United States Generally Accepted Accounting Principles; and

2.	assets and liabilities shall only be recognised in the Recapitalisation Accounts in a manner consistent with those of the First MF Global Accounts.

SCHEDULE 2

PART A

1.	After the Recapitalisation Date MF Global shall (at its own cost) ensure that MF Global or MF Global’s external auditors, as appropriate, prepare:

1.1	draft True-Up Accounts, the Second MGP Banking Monies Schedule, the Second MF Global Banking Monies Schedule and the Second Subordinated Debt Monies Schedule;

1.2	a draft statement of the True-Up Amount, MF Global Banking Monies True-Up Amount, the MGP Banking Monies True-Up Amount and the Subordinated Debt Monies True-Up Amount payable by MGP or MF Global, as the case may be (the “True-Up Statement”).

2.	Except as provided in Part B of this Schedule 2, the True-Up Accounts shall be prepared on the same basis as the Second MF Global Accounts, as more fully described in Part C of this Schedule 2. In the event of any conflict between Part B and Part C, Part B shall prevail. In preparing the True-Up Accounts, no account is to be taken of any event taking place after the IPO Closing.

3.	The Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule and Second Subordinated Debt Monies Schedule shall be prepared on the same basis as the First MGP Banking Monies Schedule, First MF Global Banking Monies Schedule and First Subordinated Debt Monies Schedule respectively, except that the numbers there presented shall be as at the IPO Closing and shall be final and not estimated.

4.	After the Recapitalisation Date MF Global shall provide to MGP (or as it shall reasonably direct), or shall ensure that MGP (or as it shall reasonably direct) are provided, with access to those assets, documents and records within its possession or control which they may reasonably require for the purpose of verifying the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule and True-Up Statement. All Confidential Information provided pursuant to this Paragraph shall be subject to the provisions of Clause 9.2 (Confidentiality).

5.	MF Global shall ensure that within 20 Business Days starting on the day after the IPO Closing or by 7 September 2007, whichever is later, it or its external auditors shall submit to MGP:

5.1	the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule and Second Subordinated Debt Monies Schedule; and

5.2	the draft True-Up Statement.

6.	Within 20 Business Days starting on the day after receipt of the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule and True-Up Statement pursuant to Paragraph 5 above or by 7 October 2007, whichever is later, MGP shall notify MF Global whether or not it agrees with the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule and True-Up Statement. MF Global shall ensure that MGP and MGP’s external auditors are given access to all additional information they may reasonably require to enable MGP to make its decision. MGP shall review the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule and True-Up Statement at its own expense and shall be responsible for any costs incurred by MGP’s external auditors during this process.

7.	If MGP notifies its agreement with any or all of the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule or True-Up Statement within the 20 Business Day period referred to in Paragraph 6 above or by 7 October 2007, whichever is later, or fails to give any notification within that period, the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule or True-Up Statement (as appropriate) shall be final and binding on the parties. If MGP notifies MF Global within the 20 Business Day period referred to in Paragraph 6 or by 7 October 2007, whichever is later, that it disagrees with any or all of the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule or True-Up Statement, the provisions of Paragraph 8 shall apply.

8.	If, within 20 Business Days starting on the day after receipt of the notification referred to in Paragraph 7, MF Global and MGP have not agreed the items in dispute in relation to any or all of the draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule or True-Up Statement, MGP may, subject to the consent in writing of MF Global as to the identity of the independent firm of chartered accountants (such consent not to be unreasonably withheld), refer the matters in dispute to a partner of at least 10 years qualified experience at an independent firm of chartered accountants, who shall not be the external auditors of either party, or, failing agreement on the identity of the firm of chartered accountants within 5 Business Days starting on the day after receipt of the notification referred to in Paragraph 7 above, an independent firm of chartered accountants appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”).

9.	The Expert shall act on the following basis:

9.1	the Expert shall act as an expert and not as an arbitrator;

9.2	the Expert’s terms of reference shall be to determine the matters in dispute within 5 Business Days of his appointment or such later date as the parties may agree in writing;

9.3	the parties shall each provide the Expert with all information relating to MGP and its Controlled Affiliates or the entities within the MF Global Group, as applicable, which the Expert reasonably requires and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of MGP and its Controlled Affiliates or the entities within the MF Global Group, as applicable;

9.4	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties; and

9.5	MF Global and MGP shall each pay one half of the Expert’s costs.

10.	Notwithstanding Paragraphs 5 to 9 above, the parties may agree in writing any amendment to the timing deadlines set out in those Paragraphs.

11.	The draft True-Up Accounts, Second MGP Banking Monies Schedule, Second MF Global Banking Monies Schedule, Second Subordinated Debt Monies Schedule and True-Up Statement adjusted in accordance with the agreement, if any, between MF Global and MGP pursuant to Paragraph 8 or (as the case may be) the decision of the Expert in accordance with Paragraph 9 shall be final and binding on the parties.

PART B

The True-Up Accounts shall, in accordance with Paragraph 2 of Part A of this Schedule 2, be prepared using the Second MF Global Accounts together with the following adjustments:

1.	add/deduct pro-rated net profit/loss before tax from 30 June 2007 to the IPO Closing for the MF Global Group, such numbers to be taken from the MF Global New Group Management Accounts for the months to and including the IPO Closing;

2.	for item 1 above, the tax charge to be applied shall be an assumed rate of 35%;

3.	for item 1 above, make any required United States Generally Accepted Accounting Principles consolidation adjustments (including assumed 35% tax effect);

4.	for item 1 above, reflect any gains and losses to reserves (for example, revaluations reserves), including assumed 35% tax effect;

5.	adjustments in respect of the transfer of legal entities to MF Global as part of the Separation, including carve out adjustments for those entities in accordance with United States Generally Accepted Accounting Principles;

6.	eliminate any and all indemnified liabilities in relation to the Separation to the extent not matched by a receivable;

7.	release any deferred tax liabilities in relation to the UK exchange seats (or shares in respect thereof) to be transferred to MGP (or any of its Affiliates) by any entity within the MF Global Group;

8.	to the extent not already provided for, full provision to be made for current or deferred tax liabilities on non-UK exchange seats (or shares in respect thereof);

9.	to the extent not included above, adjustments to ensure the net profit/loss after tax from each of April 2007, May 2007, June 2007 and from 30 June 2007 to the IPO Closing for associate entities has been added/deducted;

10.	adjustments for minority interests relating to April 2007, May 2007 and June 2007;

11.	adjustments relating to specific transactions as agreed by the Contract Managers up to and including the IPO Closing, including adjustments detailed in the pro-forma financial information on MF Global contained in the Registration Statement;

12.	adjustments which would result from the calculation of the full amount of the Estimated MGP Banking Monies, Estimated MF Global Banking Monies and Estimated Subordinated Debt Monies;

13.	to the extent not provided for in the balance sheet, deduct any dividends which are declared, but are not paid, to MGP (or any of its Controlled Affiliates) prior to the IPO Closing; and

14.	any other adjustments agreed in writing by the Contract Managers.

PART C

The True-Up Accounts shall, in accordance with Paragraph 2 of Part A of this Schedule 2, be prepared on the following basis:

1.	the True-Up Accounts shall be prepared in accordance with United States Generally Accepted Accounting Principles; and

2.	assets and liabilities shall only be recognised in the Recapitalisation Accounts in a manner consistent with those of the First MF Global Accounts.

SCHEDULE 3

Name of entity	Country of incorporation
Man Financial Overseas Limited	United Kingdom

Man Financial Japan Limited	Japan

FXA Securities Limited	Japan

Man Group USA Inc.	United States

MF Global Finance North America Inc	United States

Man International Inc	United States

Man Financial Inc	United States

Man Securities Inc	United States

GNI Securities Inc	United States

Exchange Place Holdings LP1 (associate)	United States

Man Capital LLC	United States

ManTrad LLC	United States

Man Financial Liquidity Management LLC	United States

Man Group Finance Inc	United States

Heinhold Asset Management Inc	United States

Man FX Clear LLC	United States

ED&F Man Finance Inc	United States

U.S. Futures Exchange LLC[2] (associate)	United States

Man Financial Australia Limited	Australia

MF Global Mauritius Private Limited	Mauritius

[1]	23.8% owned by Man Financial Inc
[2]	Man Group USA Inc. holds a 46.1% economic interest and a 49.998% voting interest in U.S. Futures Exchange LLC

Name of entity	Country of incorporation
MF Global Securities Australia Limited	Australia

Man Financial Holdings Limited	United Kingdom

Man Financial Holdings Canada Limited	Canada

Man Financial Canada Co	Canada

Polaris Man Financial Futures Co Limited[3] (associate)	Taiwan

Man Financial (India) Pte Limited	India

Man Financial Capital Services India Pvt Limited	India

Man Financial Centralised Services India Pvt Limited	India

Man Financial–Sify Securities India Pte Limited[4]	India

Man Financial Middle East DMCC	Dubai

Man Financial Capital India Pte Limited	India

Man Financial Commodities India Pte Limited	India

Man Financial (S) Pte Limited	Singapore

ED&F Man Group Limited	United Kingdom

ED&F Man Paris Consultants Limited	United Kingdom

Man Financial SA	France

Man Securities Limited	United Kingdom

MF Global UK Services Limited	United Kingdom

Man Financial Limited	United Kingdom

ED&F Man Nominees Limited	United Kingdom

GNI Holdings Limited	United Kingdom

GNI Limited	United Kingdom

GNI SA	Switzerland

Clachan Nominees Limited	United Kingdom

[3]	20% owned by Man Financial Holdings Limited.
[4]	70.15% owned by Man Financial Holdings Limited.

Name of entity	Country of incorporation
MF Global Limited	United Kingdom

Botolph Nominees Limited	United Kingdom

Man Financial Holdings (HK) Limited	Hong Kong

Man Financial Futures (HK) Limited	Hong Kong

Man Financial Securities (HK) Limited	Hong Kong

Man Financial Foreign Exchange (HK) Limited	Hong Kong

MF Global Finance Europe Limited	United Kingdom

EXECUTED as a deed by	)

MAN GROUP PLC	)

/S/ KEVIN HAYES	Signature of director

Kevin Hayes	Name of director

/S/ PETER CLARKE	Signature of director/secretary

Peter Clarke	Name of director/secretary

Executed as a deed by	)

MF GLOBAL LTD.	)

acting by Howard Schneider	)

(a duly authorised signatory))

/S/ HOWARD SCHNEIDER